Exhibit 99.1

PRESS RELEASE

VCG HOLDING CORP. RECEIVES NONCOMPLIANCE WARNING LETTER FROM THE AMEX

DENVER — (BUSINESS WIRE) — March 29, 2007 — VCG Holding Corp. (AMEX: PTT) (the “ Company “) reported that it received a warning letter from the American Stock Exchange (“Amex” or the “Exchange”) indicating that the Company is not in compliance with certain Amex continued listing standards. In particular, Section 301 of the Amex Company Guide (the “Company Guide”), among other things, prohibits the issuance of additional shares of a listed class of securities until the issuer has applied for and received approval to list such shares on the Exchange. The Company’s common stock is listed on the Exchange under the trading symbol “PTT”.

On March 7, 2007 (prior to receiving the Amex warning letter), the Company voluntarily filed an application with the Exchange for an additional listing of 6,862,273 shares of the Company’s common stock (the “Shares”). In connection with this application, the Company notified Amex that the Company discovered its inadvertent failure to file listing applications for the issuances of the Shares between November 2004 and February 2007.

The Company is working with Amex to ensure that the Shares are properly listed with the Exchange. The Company will be included in a list of issuers, posted daily on www.amex.com, that are not in compliance with Amex continued listing standards. In addition, “.BC” (below compliance) will be appended to the Company’s symbol “PTT” on the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote System’s Low Speed and High Speed tapes until the Company has complied with all applicable listing standards. The indicator will not change the Company’s trading symbol, but will be disseminated whenever the Company’s symbol is transmitted with a quotation or trade. Both the website posting and indicator will remain in effect until the Company has regained compliance with applicable Exchange listing standards.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns twelve adult nightclubs and one upscale dance lounge. The owned clubs are located in Indianapolis, St. Louis, Denver, Colorado Springs, and Louisville.

Contacts:

Troy H. Lowrie, CEO

Michael Ocello, President

Donald W Prosser, CFO

VCG Holding Corp.

390 Union Boulevard, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424

Facsimile	303-922.0746

Email:	tlowrie@vcgh.com

dprosser@vcgh.com

mocello@vcgh.com